Exhibit 99.1

Gritstone Appoints Dr. Lawrence “Larry” Corey to its Board of Directors

-- Expert in virology, immunology and vaccine development’s appointment effective August 12 --

EMERYVILLE, CALIF. – August 10, 2022 (GLOBE NEWSWIRE) – Gritstone bio, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company that aims to develop the world’s most potent vaccines, today announced the appointment of Lawrence “Larry” Corey, M.D., to its Board of Directors. An internationally renowned expert in virology, immunology and vaccine development, Dr. Corey is a former President and Director of Fred Hutchinson Cancer Center (“Fred Hutch”), a world-leading institution focused on prevention, diagnosis and treatment of cancer, HIV/AIDS and other diseases. Effective August 12, 2022, Dr. Corey replaces Richard Heyman, Ph.D. who stepped down as a Board Member after more than six years of service.

"We are delighted to have Larry join the Gritstone Board of Directors and look forward to benefiting from his scientific, leadership and organizational expertise during this significant time for the company as we continue extending our proprietary antigen discovery and vaccine delivery platforms to infectious disease and advancing our oncology programs toward later-stage trials,” said Andrew Allen, M.D., Ph.D., Co-founder, President, and Chief Executive Officer of Gritstone. “He will bring a valuable perspective based on his many years of experience, including leading one of the largest research institutes in the country and having directed the discovery and development of several groundbreaking vaccines for viral diseases. I would also like to sincerely thank Rich Heyman for his years of service on Gritstone’s Board of Directors, where he helped us develop and apply our novel platform technologies.”

“We are grateful for the leadership Rich has provided during his tenure including helping set the scientific direction that we continue executing against today. We are thrilled to have Larry join us to help guide continued advancement of Gritstone’s important clinical programs and unique scientific capabilities,” said Dr. Elaine V. Jones, Chair of Gritstone bio’s Board of Directors.

As well as a former President and Director of Fred Hutch, Dr. Corey is a longtime principal investigator of the HIV Vaccine Trials Network (HVTN), the world’s largest publicly funded international collaboration facilitating the evaluation of vaccines to prevent HIV/AIDS, which is headquartered at Fred Hutch. A distinguished expert in the design and testing of vaccines with over 30 years of experience in both therapeutic and prophylactic vaccines against viral diseases, Dr. Corey has pioneered the development of several safe and effective antivirals. In response to the COVID-19 pandemic, he helped design and coordinate a global strategic response, working closely with National Institute of Allergy and Infectious Diseases (NIAID) and other entities to test vaccines within the COVID-19 Prevention Network (CoVPN), a network modeled upon HVTN. In addition to these roles, Dr. Corey is a professor of Medicine and Laboratory Medicine at the University of Washington and member of the Vaccine and Infectious Disease Division, and a scientific advisor and co-founder of Vir Biotechnology. Currently, his research focuses on HIV, HSV and other viral infections, including those associated with cancer.

“I am excited to join Gritstone’s Board of Directors and look forward to participating in their efforts to leverage novel antigen discovery and innovative vectors, including self-amplifying mRNA (samRNA), to drive potent immune responses and develop potentially transformative technologies,” said Dr. Corey. “I look forward to working closely with Gritstone’s team and supporting the company in its quest to improve patient outcomes and eliminate disease.”

Dr. Corey received his B.S. and M.D. from the University of Michigan and his infectious diseases training at the University of Washington. He is a member of the U.S. National Academy of Medicine and the American Association for the Advancement of Science, and was the recipient of the Parran Award for his work in HSV-2, the American Society of Microbiology Cubist Award for his work on antivirals, and the University of Michigan Medical School Distinguished Alumnus Award. He is one of the most highly cited biomedical researchers in the last 20 years and is the author, coauthor, or editor of over 1,000 scientific publications.

About Gritstone

Gritstone bio, Inc. (Nasdaq: GRTS) is a clinical-stage biotechnology company that aims to create the world’s most potent vaccines. We leverage our innovative vectors and payloads to train multiple arms of the immune system to attack critical disease targets. Independently and with our collaborators, we are advancing a portfolio of product candidates to treat and prevent viral diseases and solid tumors in pursuit of improving patient outcomes and eliminating disease. www.gritstonebio.com

Gritstone Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the potential of Gritstone’s therapeutic programs; the advancements in the company’s ongoing clinical trials; the timing of data announcements related to ongoing clinical trials and the initiation of future clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause Gritstone’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including Gritstone’s programs’ clinical stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Gritstone’s ability to successfully establish, protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations. Gritstone undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Gritstone’s most recent Quarterly Report on Form 10-Q filed on August 4, 2022 and any current and periodic reports filed with the Securities and Exchange Commission.

Gritstone Contacts

Media:

Dan Budwick

1AB

(973) 271-6085

dan@1abmedia.com

Investors:

George E. MacDougall
Director, Investor Relations & Corporate Communications

Gritstone bio

ir@gritstone.com